EX.99.h.(vii)

EXECUTION VERSION

THE NORTHERN TRUST COMPANY

50 South LaSalle, St

Chicago, Illinois 60603

March 31, 2022

Ariel Investment Trust

c/o Ariel Investments LLC

200 East Randolph Street

Suite 2900

Chicago, IL 60601

Attn: Mr. James R. Rooney

Re: Ariel Investment Trust $125,000,000 Overdraft Facility—Renewal Amendment

Dear Sirs,

Reference is made to that certain letter agreement dated as of April 1, 2016 by and between The Northern Trust Company (the “Bank”) and Ariel Investment Trust, a registered open-end management investment company (the “Trust”) on behalf of the accounts, series or portfolios of the Trust which are listed beneath the Trust’s name on the signature page thereto (each such account, series or portfolio, a “Borrower” and, collectively, the “Borrowers”), in respect of an overdraft facility not exceeding $125,000,000 (such letter as amended, restated supplemented or otherwise modified from time to time, the “Facility Letter”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Facility Letter.

By its terms the Facility Letter is scheduled to terminate on March 31, 2022. We understand that the Borrowers wish to extend the term of the Facility Letter for an additional year which the Bank is willing to permit, subject to the terms and conditions of this letter agreement (this “Amendment”).

NOW, THEREFORE, in consideration of the mutual agreements contained in this Amendment and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows.

1	AMENDMENT

Section 1.6 of the Facility Letter is hereby amended so that the following definition reads in its entirety as follows:

“Termination Date”: March 31, 2023.

2	ACKNOWLEDGEMENT

Each Borrower acknowledges (i) the Bank’s continuing right to cancel the Facility at any time upon written notice to the borrowers, at which time all sums outstanding under the Facility shall be repayable upon demand, and (ii) that such right is not limited or diminished in any way by this Amendment or the amendments contained herein.

3	REPRESENTATIONS AND WARRANTIES

To induce the Bank to enter into this Amendment, the Trust on behalf of itself and each Borrower hereby represents and warrants on a continuing basis to the Bank that (it being agreed that the Trust represents and warrants only to matters with respect to itself and each Borrower, and each Borrower represents and warrants only to matters with respect to itself):

(a) This Amendment and the Facility Letter (and the execution, delivery and performance thereof) have been duly authorized and, in the case of this Amendment, executed and delivered by it, and constitute its legal, valid and binding obligations enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(b) The representations and warranties set forth in the Facility Letter are true and correct in all material respects (provided that all representations and warranties already qualified in the Facility Letter as to materiality or the absence of a material adverse effect are true and correct in all respects) on the date hereof with the same effect as if made on the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date.

(c) Before and after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

(d) The Trust’s board of trustees have authorized the amendments to the Facility Letter effected by this Amendment, including the extension of the term of the Facility Letter for an additional year.

4	MISCELLANEOUS

This Amendment and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the substantive laws of the state of Illinois, without regard for its choice of law rules. Each Borrower, the Trust and the Bank hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or relating to this Amendment or the transactions contemplated hereby.

This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which shall constitute, an original, and all of which together shall constitute one and the same agreement. A signed copy of this Amendment transmitted by a party to another party via facsimile or an emailed “pdf” version shall be binding on the signatory thereto. Delivery of an executed counterpart of a signature page of this Amendment and/or any document, amendment, approval, consent, information, notice certificate, request, statement, disclosure or authorization related to this Amendment, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Amendment or such Ancillary Document, as applicable. “Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Bank under the Facility Letter, nor constitute a waiver of any provision thereof.

[The remainder of this page intentionally left blank; signature page follows.]

If the foregoing correctly sets forth our arrangement, please indicate your acceptance of the terms hereof by signing in the appropriate space below and returning to the Bank the enclosed duplicate originals of this Amendment.

Yours faithfully,

THE NORTHERN TRUST COMPANY

By: /s/ Chase Palmer
Name: Chase Palmer
Title: Second Vice President

ACCEPTED AND AGREED TO BY:

ARIEL INVESTMENT TRUST, on behalf of
Ariel Fund
Ariel Appreciation Fund
Ariel Focus Fund
Ariel International Fund
Ariel Global Fund

By: /s/ James R. Rooney
Name: James R. Rooney
Title: Chief Financial Officer and Treasurer

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